Exhibit 99.1
REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2025

SAN DIEGO, CALIFORNIA, February 24, 2026....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three months and year ended December 31, 2025. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.
COMPANY HIGHLIGHTS:
For the three months ended December 31, 2025:
•Net income available to common stockholders was $296.1 million, or $0.32 per share
•Adjusted Funds from Operations ("AFFO") was $1.08 per share
•Invested $2.4 billion; our pro-rata share was $2.3 billion at an initial weighted average cash yield of 7.1%
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.4x
•Settled 14.0 million shares of outstanding forward sale agreements through our At-The-Market ("ATM") program for gross proceeds of $817.8 million
•Achieved a rent recapture rate of 104.9% on properties re-leased
•Successfully launched our inaugural perpetual life U.S. Open-End Core Plus Fund, raising $1.5 billion in total commitments through year end

For the year ended December 31, 2025:
•Net income available to common stockholders was $1.1 billion, or $1.17 per share
•AFFO was $4.28 per share
•Invested $6.3 billion; our pro-rata share was $6.2 billion at an initial weighted average cash yield of 7.3%
•Settled 42.0 million shares of outstanding forward sale agreements through our ATM program for gross proceeds of $2.4 billion
•Achieved a rent recapture rate of 103.9% on properties re-leased

Events subsequent to December 31, 2025:
•In January 2026, issued $862.5 million aggregate principal amount of 3.500% convertible senior notes due January 2029
•In January 2026, announced the establishment of a strategic relationship with GIC, including the establishment of a build-to-suit development joint venture with total combined commitments of over $1.5 billion
•Expanded to Mexico in scale with a $200.0 million takeout commitment for USD-denominated, long-term leased industrial portfolio, representing our first investment in Mexico

CEO Comments

“2025 represented another year of consistent returns and deliberate execution of strategic initiatives that will amplify our competitive strengths,” said Sumit Roy, Realty Income's President and Chief Executive Officer. “The momentum in our business is palpable. Our fourth quarter investment volume of $2.4 billion represents a meaningful acceleration in activity, and our active pipeline for 2026 is reflected in our initial investment volume guidance of approximately $8.0 billion. In concert with healthy portfolio occupancy and underlying tenant credit, we are introducing 2026 AFFO per share guidance of $4.38 - $4.42, representing annual growth of approximately 2.8% at the midpoint and approximately 9% total operational return.”

“Our growth outlook is supported by an ever-expanding global addressable market. Our unique platform now benefits from additional sources of private capital, including our U.S. Core Plus fund and GIC partnership. We are honored by the trust we have established with these investors and are energized by the opportunity to deliver reliable long-term value for all stakeholders.”

Select Financial Results
The following summarizes our select financial results (dollars in millions, except per share data):

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Total revenue	$1,487.9	$1,340.3	$5,749.4	$5,271.1
Net income available to common stockholders (1)	$296.1	$199.6	$1,058.6	$847.9
Net income per share	$0.32	$0.23	$1.17	$0.98
Funds from operations available to common stockholders (FFO) (2)	$985.9	$897.9	$3,860.3	$3,467.7
FFO per share	$1.07	$1.02	$4.25	$4.01
Normalized funds from operations available to common stockholders (Normalized FFO) (2)	$996.1	$888.7	$3,884.5	$3,564.0
Normalized FFO per share	$1.08	$1.01	$4.27	$4.12
Adjusted funds from operations available to common stockholders (AFFO) (2)	$996.7	$921.9	$3,885.9	$3,621.4
AFFO per share	$1.08	$1.05	$4.28	$4.19
(1) The calculation to determine net income available to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger, transaction, and other costs, net and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases
In December 2025, we announced the 113th consecutive quarterly dividend increase, which is the 133rd increase since our listing on the New York Stock Exchange ("NYSE") in 1994. The annualized dividend amount as of December 31, 2025 was $3.240 per share. The amount of monthly dividends paid per share increased 2.9% to $3.217 in 2025, as compared to $3.126 in 2024, representing 75.2% of our diluted AFFO per share of $4.28 during the year ended December 31, 2025.

Real Estate Portfolio Update
As of December 31, 2025, we owned or held interests in 15,511 properties, which were leased to 1,761 clients doing business in 92 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 8.8 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2025, portfolio occupancy was 98.9% with 173 properties available for lease or sale, as compared to 98.7% as of September 30, 2025 and December 31, 2024. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending, and include properties owned by unconsolidated joint ventures. Below is a summary of our portfolio activity for the periods indicated below:

Changes in Occupancy

Three months ended December 31, 2025
Properties available for lease as of September 30, 2025	204
Lease expirations (1)	378
Re-leases to same client	(285)
Re-leases to new client	(9)
Vacant dispositions	(115)
Properties available for lease as of December 31, 2025	173

Year ended December 31, 2025
Properties available for lease as of December 31, 2024	205
Lease expirations (1)	1,317
Re-leases to same client	(963)
Re-leases to new client	(52)
Vacant dispositions	(334)
Properties available for lease as of December 31, 2025	173
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.
During the three months ended December 31, 2025, the new annualized base rent on re-leased units was $88.30 million, as compared to the previous annual rent of $84.21 million on the same units, representing a rent recapture rate of 104.9% on the re-leased units. Please see the Glossary for our definition of annualized base rent.
During the year ended December 31, 2025, the new annualized base rent on re-leased units was $301.99 million, as compared to the previous annual rent of $290.61 million on the same units, representing a rent recapture rate of 103.9% on the re-leased units.

Investment Summary
The following table summarizes our investments in the U.S. and Europe for the periods indicated below (dollars in millions):

	Three months ended December 31, 2025				Year ended December 31, 2025
	Investment	Pro-Rata Share (1)	Weighted Average Term (Years)	Number of Properties	Investment	Pro-Rata Share (1)	Weighted Average Term (Years)	Number of Properties

Acquisitions
U.S. wholly-owned	$293.7	$293.7	11.6	46	$917.0	$917.0	14.2	151
U.S. Private Fund Business	243.2	168.9	10.5	26	323.3	248.9	12.5	29
Europe wholly-owned	887.8	887.8	8.9	42	2,911.8	2,911.8	8.7	88
Total real estate acquisitions(2)	$1,424.7	$1,350.4	9.7	114	$4,152.1	$4,077.7	10.1	268
Initial weighted average cash yield(3)		6.9%				7.0%
Real estate properties under development
U.S. wholly-owned	$72.0	$72.0	16.7	31	$285.7	$285.7	16.6	91
Europe wholly-owned	43.3	43.3	10.6	6	59.5	59.5	12.0	9
Non-wholly owned(4)	49.8	48.2	11.0	12	192.5	188.6	12.1	12
Total real estate properties under development(2)	$165.1	$163.5	13.3	49	$537.7	$533.8	14.5	112
Initial weighted average cash yield(3)		7.4%				7.4%
Other investments
U.S. wholly-owned(5)	$800.5	$800.5	26.0	—	$1,001.4	$1,001.4	20.3	—
Europe wholly-owned(6)	—	—	—	—	606.5	606.5	4.1	—
Total other investments	$800.5	$800.5	26.0	—	$1,607.9	$1,607.9	14.0	—
Initial weighted average cash yield(3)		7.4%				8.2%

Total investments	$2,390.3	$2,314.4	15.9	163	$6,297.7	$6,219.4	11.6	380
Initial weighted average cash yield(3)		7.1%				7.3%

Supplementary Information:
Total U.S. volume		$1,363.7				$2,505.2
Initial weighted average cash yield(3)		7.0%				7.3%
Total Europe volume		$950.7				$3,714.2
Initial weighted average cash yield(3)		7.2%				7.4%
Investment Grade Clients(7)		37%				30%
(1)Reflects adjustments for our share based on our proportionate economic ownership of our joint ventures (which adds our pro-rata share of unconsolidated entities and deducts our noncontrolling interests share). Please see the Glossary for our definition of Pro-Rata Share for more information.
(2)For the three months ended December 31, 2025, our clients occupying the new properties are 55.0% retail, 43.6% industrial, and 1.4% other property types based on Cash Income. For the year ended December 31, 2025, our clients occupying the new properties are 69.5% retail, 30.0% industrial, and 0.5% other property types based on Cash Income. Please see the Glossary for our definition of Cash Income.
(3)Initial Weighted Average Cash Yield is a supplemental operating measure. Cash Income used in the calculation of Initial Weighted Average Cash Yield for investments for the three months and year ended December 31, 2025 includes $2.8 million and $6.5 million, respectively, received as settlement credits related to the reimbursement of free rent periods. Please see the Glossary for our definitions of Initial Weighted Average Cash Yield and Cash Income.
(4)Non-wholly owned represents U.S. and European investments not 100% owned by Realty Income, excluding the U.S. Private Fund Business.
(5)For the three months ended December 31, 2025, includes an $800.0 million perpetual preferred equity investment in CityCenter's real estate assets, owned by funds affiliated with Blackstone Real Estate. For the year ended December 31, 2025, includes an investment in a loan related to a development project, as well as the perpetual preferred equity investment.
(6)For the year ended December 31, 2025, includes two mortgage loans and senior secured notes issued by existing clients.
(7)Represents approximate percentage of annualized cash income generated by investments from Investment Grade Clients at the date of acquisition. Please see the Glossary for our definition of Investment Grade Clients.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 14,345 properties under lease for the three months and year ended December 31, 2025, respectively (dollars in millions):

	Three months ended December 31,		Years ended December 31,		% Increase
	2025	2024	2025	2024	Three Months	Year
Same Store Rental Revenue	$1,147.3	$1,134.3	$4,575.9	$4,518.5	1.1%	1.3%
For purposes of comparability, Same Store Rental Revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2025. Same Store Rental Revenue also includes our pro-rata share of rental revenue from properties owned by unconsolidated joint ventures and amounts attributable to noncontrolling interests based on their respective ownership percentages. Beginning with the second quarter of 2024, properties acquired through our merger with Spirit Realty Capital, Inc. (“Spirit”) were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit or Realty Income for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.
Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three months ended December 31, 2025	Year ended December 31, 2025
Properties sold	157	425
Net sales proceeds	$319.8	$744.0
Gain on sales of real estate	$67.4	$177.6
Liquidity and Capital Markets
Liquidity
As of December 31, 2025, we had $4.1 billion of total available liquidity at our Pro-Rata Share(1), comprised of the components summarized below (dollars in millions):

Pro-Rata Share of cash and cash equivalents (2)	$419.4
Pro-Rata Share of availability under credit facilities (3)	3,507.2
Unsettled ATM forwards	708.5
Less: commercial paper borrowings	(516.8)
Total available liquidity at our Pro-Rata Share	$4,118.3
(1)Reflects adjustments for our share based on our proportionate economic ownership of our joint ventures (which adds our pro-rata share of unconsolidated entities and deducts our noncontrolling interests share). Please see the Glossary for our definition of Pro-Rata Share for more information.
(2)Please see page 13 herein for a reconciliation of consolidated cash and cash equivalents to Pro-Rata Share of cash and cash equivalents.
(3)Represents our availability under the Realty Income revolving credit facilities ("RI Revolving Credit Facilities") with a total capacity of $4.0 billion and our Pro-Rata Share of availability under the Fund Revolving Credit Facilities with a total capacity of $1.38 billion.
Capital Raising
During the three months and year ended December 31, 2025, we raised $820.9 million and $2.4 billion of proceeds, respectively, from the sale of common stock at weighted average prices of $58.28 and $57.14 per share. Such proceeds were raised primarily through the sale of approximately 14.0 million and 42.0 million shares of common stock, respectively, pursuant to forward sale agreements under our ATM program. As of February 24, 2026, there were approximately 12.6 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $708.5 million in expected net proceeds and a weighted average initial gross price of $57.49 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates.
In October 2025, we issued $400.0 million of 3.950% senior unsecured notes due February 2029 and $400.0 million of 4.500% senior unsecured notes due February 2033.
In November 2025, we entered into a term loan agreement that amends and restates the prior agreement governing our $1.5 billion multi-currency term loan, dated January 6, 2023. The agreement provides for a £900.0 million sterling-denominated term loan that matures in January 2028, subject to one twelve-month extension option.

In January 2026, we issued $862.5 million aggregate principal amount of 3.500% convertible senior notes due January 2029 in a private offering, for estimated net proceeds of $845.5 million. We used approximately $101.9 million of the net proceeds to repurchase approximately 1.8 million shares of our common stock concurrently with the pricing of the offering.
In December 2025, we secured an additional $816.3 million in commitments for our U.S. Private Fund Business (the "Fund"), bringing total commitments to approximately $1.5 billion. As a result of this and previously announced closings, the Company anticipates to close its cornerstone equity capital raise round on or before March 31, 2026 and is capping its commitments during this round at $1.7 billion.
Guidance
Summarized below are approximate estimates of the key components of our 2026 earnings guidance (with 2025 Actuals for comparison):

	2026 Guidance	2025 Actuals
Net income per share(1)	$1.65 - $1.69	$1.17
Real estate depreciation per share	$2.68	$2.78
Other adjustments per share(2)	$0.05	$0.33
AFFO per share	$4.38 - $4.42	$4.28
Same store rent growth	1.0% - 1.3%	1.3%
Occupancy	Approx 98.5%	98.9%
Cash G&A expenses (% of total gross asset value)(3)(4)	20 - 23 bps	21 bps
Property expenses (non-reimbursable) (% of total revenue)(5)	Approx 1.5%	1.6%
Income tax expenses	$100 - $110 million	$85 million
Investment volume (at 100%)	$8.0 billion	$6.3 billion
Lease termination income	$30 - $40 million	$49 million

(1) Net income per share excludes future impairment and foreign currency or derivative gains or losses due to the inherent unpredictability of forecasting these items.
(2) Includes net adjustments for gains or losses on sales of properties, impairments, and merger, transaction, and other non-recurring costs.
(3) Cash G&A represents 'General and administrative' expenses as presented in our consolidated statements of income, less share-based compensation costs. Total gross asset value is total assets before accumulated depreciation and amortization.

(4) G&A expenses inclusive of stock-based compensation expense as a percentage of total gross asset value is expected to be approximately 24 - 27 bps in 2026.
(5) Total revenue excludes client reimbursements.

Conference Call Information
In conjunction with the release of our operating results, we will host a conference call on February 24, 2026 at 2:00 p.m. PST to discuss the operating results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.
A telephone replay of the conference call can also be accessed by calling (855) 669-9658 (United States) or (412) 317-0088 (International) and entering the conference ID 3554425. The telephone replay will be available through March 3, 2026.
A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.
Supplemental Materials
Supplemental Operating and Financial Data for the three months and year ended December 31, 2025 is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.
About Realty Income
Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. As of December 31, 2025, we have a portfolio of over 15,500 properties in all 50 U.S. states, the United Kingdom ("U.K."), and eight other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our listing on the NYSE in 1994, we have had 133 dividend increases and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 31 consecutive years. Additional information about the company can be found at www.realtyincome.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipate,” “assume,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plan,” “seek,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business, joint ventures, partnerships, and portfolio including management thereof; our platform; growth strategies, investment pipeline and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; our share repurchase program; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends, including the amount, timing and payments of dividends; and macroeconomic and other business trends, including interest rates and trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); volatility and uncertainty in the credit and financial markets; other risks inherent in real estate, credit investments, and joint ventures or co-investment ventures, including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments (including rights of first refusal or rights of first offer), and potential damages from natural disasters; impairments in the value of our real estate assets; volatility and changes in domestic and foreign laws and the application, enforcement or interpretation thereof (including with respect to tax laws and rates); property ownership through co-investment ventures, funds, joint ventures, partnerships and other arrangements which, among other things, may transfer or limit our control of the underlying investments; epidemics or pandemics; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; and the anticipated benefits from mergers, acquisitions, co-investment ventures, funds, joint ventures, partnerships and other arrangements; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Past operating results and performance are provided for informational purposes and are not a guarantee of future results. There can be no assurance that historical trends will continue. Actual plans and results may differ materially from what is expressed or forecasted in this press release and forecasts made in the forward-looking statements discussed in this press release might not materialize. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Jonathan Pong
Executive Vice President, CFO and Treasurer
+1 858 284 5177
jpong@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
REVENUE
Rental (including reimbursements) (1)	$1,399,585	$1,279,698	$5,437,332	$5,043,748
Other	88,357	60,601	312,045	227,394
Total revenue	1,487,942	1,340,299	5,749,377	5,271,142
EXPENSES
Depreciation and amortization	635,435	606,671	2,524,200	2,395,644
Interest	288,199	268,149	1,134,879	1,016,955
Property (including reimbursements)	108,076	96,309	428,800	377,675
General and administrative	54,142	49,114	202,554	176,895
Provisions for impairment	124,411	142,966	471,335	425,833
Merger, transaction, and other costs, net	10,261	(9,176)	24,214	96,292
Total expenses	1,220,524	1,154,033	4,785,982	4,489,294
Gain on sales of real estate	67,430	24,985	177,640	117,275
Foreign currency and derivative (loss) gain, net	(18,902)	535	(28,653)	3,420
Equity in earnings of unconsolidated entities	2,624	2,353	13,330	7,793
Other income, net	4,866	7,313	29,417	23,606
Income before income taxes	323,436	221,452	1,155,129	933,942
Income taxes	(21,800)	(20,102)	(85,346)	(66,601)
Net income	301,636	201,350	1,069,783	867,341
Net income attributable to noncontrolling interests	(5,551)	(1,738)	(11,193)	(6,569)
Net income attributable to the Company	296,085	199,612	1,058,590	860,772
Preferred stock dividends	—	—	—	(7,763)
Excess of redemption value over carrying value of preferred shares redeemed	—	—	—	(5,116)
Net income available to common stockholders	$296,085	$199,612	$1,058,590	$847,893
Funds from operations available to common stockholders (FFO)	$985,870	$897,917	$3,860,323	$3,467,659
Normalized funds from operations available to common stockholders (Normalized FFO)	$996,131	$888,741	$3,884,537	$3,563,951
Adjusted funds from operations available to common stockholders (AFFO)	$996,703	$921,920	$3,885,898	$3,621,437
Amounts available to common stockholders per common share:
Net income per common share, basic and diluted	$0.32	$0.23	$1.17	$0.98
FFO per common share:
Basic	$1.07	$1.03	$4.26	$4.02
Diluted	$1.07	$1.02	$4.25	$4.01
Normalized FFO per common share:
Basic	$1.08	$1.01	$4.28	$4.13
Diluted	$1.08	$1.01	$4.27	$4.12
AFFO per common share:
Basic	$1.08	$1.05	$4.28	$4.20
Diluted	$1.08	$1.05	$4.28	$4.19
Cash dividends paid per common share	$0.8085	$0.7905	$3.2170	$3.1255
(1) Includes client reimbursements of $83.1 million and $75.5 million for the three months ended December 31, 2025 and 2024, respectively, and $340.4 million and $303.1 million for the year ended December 31, 2025 and 2024, respectively; reserves to rental revenue, exclusive of non-cash reserves, of $5.1 million and $8.1 million for the three months ended December 31, 2025 and 2024, respectively, and $26.1 million and $24.3 million for the year ended December 31, 2025 and 2024, respectively.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts) (unaudited)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024

Net income available to common stockholders	$296,085	$199,612	$1,058,590	$847,893
Depreciation and amortization	635,435	606,671	2,524,200	2,395,644
Depreciation of furniture, fixtures and equipment	(769)	(952)	(2,622)	(2,857)
Provisions for impairment of real estate	119,434	110,480	434,497	319,032
Gain on sales of real estate	(67,430)	(24,985)	(177,640)	(117,275)
Proportionate share of adjustments for unconsolidated entities	9,002	8,418	33,345	29,124
FFO adjustments allocable to noncontrolling interests	(5,887)	(1,327)	(10,047)	(3,902)
FFO available to common stockholders	$985,870	$897,917	$3,860,323	$3,467,659
FFO allocable to dilutive noncontrolling interests	2,208	2,209	9,396	6,611
Diluted FFO	$988,078	$900,126	$3,869,719	$3,474,270

FFO available to common stockholders	$985,870	$897,917	$3,860,323	$3,467,659
Merger, transaction, and other costs, net (1)	10,261	(9,176)	24,214	96,292
Normalized FFO available to common stockholders	$996,131	$888,741	$3,884,537	$3,563,951
Normalized FFO allocable to dilutive noncontrolling interests	2,208	2,209	9,396	6,611
Diluted Normalized FFO	$998,339	$890,950	$3,893,933	$3,570,562

FFO per common share:
Basic	$1.07	$1.03	$4.26	$4.02
Diluted	$1.07	$1.02	$4.25	$4.01
Normalized FFO per common share:
Basic	$1.08	$1.01	$4.28	$4.13
Diluted	$1.08	$1.01	$4.27	$4.12
Distributions paid to common stockholders	$743,762	$691,861	$2,920,895	$2,691,719
FFO after distributions	$242,108	$206,056	$939,428	$775,940
Normalized FFO after distributions	$252,369	$196,880	$963,642	$872,232
Weighted average number of common shares used for FFO and Normalized FFO:
Basic	919,769	875,710	907,169	862,959
Diluted	923,648	879,649	911,015	865,842
(1)During the three months and year ended December 31, 2025, we incurred $10.3 million and $24.2 million, respectively, of merger, transaction, and other costs, net, consisting primarily of placement fees incurred in fundraising for the Fund.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts) (unaudited)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Net income available to common stockholders	$296,085	$199,612	$1,058,590	$847,893
Cumulative adjustments to calculate Normalized FFO (1)	700,046	689,129	2,825,947	2,716,058
Normalized FFO available to common stockholders	996,131	888,741	3,884,537	3,563,951
Debt-related non-cash items:
Amortization of net debt discounts and deferred financing costs	12,677	5,500	36,705	15,361
Amortization of acquired interest rate swap value (2)	1,531	3,710	11,048	13,935
Capital expenditures from operating properties:
Leasing costs and commissions	(4,862)	(2,661)	(9,481)	(8,558)
Recurring capital expenditures	(53)	(199)	(335)	(402)
Other non-cash items:
Non-cash change in allowance for credit losses	4,977	32,486	36,838	106,801
Amortization of share-based compensation	9,042	9,821	30,770	32,741
Straight-line rent and expenses, net	(51,705)	(35,510)	(169,217)	(171,887)
Amortization of above and below-market leases, net	15,153	14,817	47,228	55,870
Deferred tax (benefit) expense	(3,535)	3,552	603	3,552
Proportionate share of adjustments for unconsolidated entities	(700)	(308)	(2,991)	(2,078)
Excess of redemption value over carrying value of preferred shares redeemed	—	—	—	5,116
Other adjustments (3)	18,047	1,971	20,193	7,035
AFFO available to common stockholders	$996,703	$921,920	$3,885,898	$3,621,437
AFFO allocable to dilutive noncontrolling interests	2,190	2,186	9,323	6,599
Diluted AFFO	$998,893	$924,106	$3,895,221	$3,628,036
AFFO per common share:
Basic	$1.08	$1.05	$4.28	$4.20
Diluted	$1.08	$1.05	$4.28	$4.19
Distributions paid to common stockholders	$743,762	$691,861	$2,920,895	$2,691,719
AFFO after distributions	$252,941	$230,059	$965,003	$929,718
Weighted average number of common shares used for AFFO:
Basic	919,769	875,710	907,169	862,959
Diluted	923,648	879,649	911,015	865,842
(1)See Normalized FFO calculations on page 10 for reconciling items.
(2)Includes the amortization of the purchase price allocated to interest rate swaps acquired in the Spirit merger.
(3)Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts) (unaudited)

For the three months ended December 31,	2025	2024	2023	2022	2021
Net income available to common stockholders	$296,085	$199,612	$218,405	$227,265	$4,041
Depreciation and amortization, net of furniture, fixtures and equipment	634,666	605,719	475,273	437,638	332,877
Provisions for impairment of real estate	119,434	110,480	22,407	9,481	7,990
Gain on sales of real estate	(67,430)	(24,985)	(5,992)	(9,346)	(20,402)
Proportionate share of adjustments for unconsolidated entities	9,002	8,418	4,670	—	1,931
FFO adjustments allocable to noncontrolling interests	(5,887)	(1,327)	(1,047)	(530)	(274)
FFO available to common stockholders	$985,870	$897,917	$713,716	$664,508	$326,163
Merger, transaction, and other costs, net	10,261	(9,176)	9,932	903	137,332
Normalized FFO available to common stockholders	$996,131	$888,741	$723,648	$665,411	$463,495
FFO per diluted share	$1.07	$1.02	$0.98	$1.05	$0.63
Normalized FFO per diluted share	$1.08	$1.01	$1.00	$1.05	$0.89
AFFO available to common stockholders	$996,703	$921,920	$731,034	$633,967	$486,047
AFFO per diluted share	$1.08	$1.05	$1.01	$1.00	$0.94
Cash dividends paid per common share	$0.8085	$0.7905	$0.7680	$0.7440	$0.7180
Weighted average diluted shares outstanding - FFO, Normalized FFO, and AFFO	923,648	879,649	726,859	635,637	519,438

For the years ended December 31,	2025	2024	2023	2022	2021
Net income available to common stockholders	$1,058,590	$847,893	$872,309	$869,408	$359,456
Depreciation and amortization, net of furniture, fixtures and equipment	2,521,578	2,392,787	1,892,938	1,668,375	896,809
Provisions for impairment of real estate	434,497	319,032	82,208	25,860	38,967
Gain on sales of real estate	(177,640)	(117,275)	(25,667)	(102,957)	(55,798)
Proportionate share of adjustments for unconsolidated entities	33,345	29,124	4,205	12,812	1,931
FFO adjustments allocable to noncontrolling interests	(10,047)	(3,902)	(3,855)	(1,605)	(785)
FFO available to common stockholders	$3,860,323	$3,467,659	$2,822,138	$2,471,893	$1,240,580
Merger, transaction, and other costs, net	24,214	96,292	14,464	13,897	167,413
Normalized FFO available to common stockholders	$3,884,537	$3,563,951	$2,836,602	$2,485,790	$1,407,993
FFO per diluted share	$4.25	$4.01	$4.07	$4.04	$2.99
Normalized FFO per diluted share	$4.27	$4.12	$4.09	$4.06	$3.39
AFFO available to common stockholders	$3,885,898	$3,621,437	$2,774,870	$2,401,359	$1,488,753
AFFO per diluted share	$4.28	$4.19	$4.00	$3.92	$3.59
Cash dividends paid per common share	$3.2170	$3.1255	$3.0510	$2.9670	$2.8330
Weighted average diluted shares outstanding - FFO	911,015	865,842	694,819	613,473	414,770
Weighted average diluted shares outstanding - Normalized FFO and AFFO	911,015	865,842	694,819	613,473	415,270

ADJUSTED EBITDAre
(dollars in thousands) (unaudited)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre, and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended December 31,
	2025
Net income	$301,636
Interest	288,199
Income taxes	21,800
Depreciation and amortization	635,435
Provisions for impairment	124,411
Merger, transaction, and other costs, net	10,261
Gain on sales of real estate	(67,430)
Foreign currency and derivative loss, net	18,902
Proportionate share of adjustments from unconsolidated entities	19,576
Adjustments attributable to noncontrolling interests	(12,236)
Adjusted EBITDAre	$1,340,554
Annualized Adjusted EBITDAre (1)	$5,362,216
Annualized Pro Forma Adjustments	$51,811
Annualized Pro Forma Adjusted EBITDAre	$5,414,027
Total debt per the consolidated balance sheet, excluding deferred financing costs and net discounts	$29,116,111
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190
Noncontrolling interests share of debt, excluding deferred financing costs	(55,637)
Less: Pro-Rata Share of cash and cash equivalents (2)	(419,402)
Net Debt (3)	$29,300,262
Net Debt/Annualized Adjusted EBITDAre	5.5	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.4	x

Reconciliation of Consolidated Cash to Pro-Rata Share of Cash and Cash equivalents
Cash and cash equivalents per the consolidated balance sheet	$434,842
Add: proportionate share of unconsolidated entities cash	6,609
Less: adjustments allocable to noncontrolling interests	(22,049)
Total Pro-Rata Share of cash and cash equivalents	$419,402
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Adjusted EBITDAre for the applicable quarter by four.
(2) Reflects adjustments for our share based on our proportionate economic ownership of our joint ventures (which adds our pro-rata share of unconsolidated entities and deducts our noncontrolling interests share). Please see the Glossary for our definition of Pro-Rata Share for more information.
(3) Net Debt is total debt, excluding deferred financing costs and net discounts, less cash and cash equivalents, at our pro-rata share.
The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S. GAAP and adjusted for our pro-rata share, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the period indicated below (in thousands):

Three months ended December 31,
2025
Annualized pro forma adjustments from investments acquired or stabilized	$116,680
Annualized pro forma adjustments from investments disposed	(64,869)
Annualized Pro Forma Adjustments	$51,811

Adjusted Free Cash Flow
(in thousands) (unaudited)

Adjusted Free Cash Flow is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Years ended December 31,
	2025	2024
Net cash provided by operating activities	$3,994,754	$3,573,276
Changes in net working capital	(77,848)	(30,689)
Capital expenditures (1)	(93,504)	(84,866)
Distributions paid to common stockholders	(2,920,895)	(2,691,719)
Distributions paid to preferred stockholders	—	(7,763)
Merger, transaction, and other costs, net (2)	24,214	71,541
Adjusted Free Cash Flow	$926,721	$829,780
(1) Excludes capital expenditures which directly generate incremental rental revenue on our leases.
(2) Excludes share-based compensation costs recognized in merger, transaction, and other costs, net during the year ended December 31, 2024.
Reconciliation of Same Store Rental Revenue to Rental Revenue (Including Reimbursements)
(in thousands) (unaudited)

Same store rental revenue is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Rental revenue (including reimbursements)	$1,399,585	$1,279,698	$5,437,332	$5,043,748
Constant currency adjustment (1)	2,689	11,350	20,763	41,189
Straight-line rent and other non-cash adjustments	(10,805)	4,605	(19,642)	(12,711)
Contractually obligated reimbursements by our clients	(84,481)	(79,078)	(347,818)	(311,918)
Revenue from excluded properties (2)	(152,832)	(95,085)	(520,532)	(320,287)
Other excluded revenue (3)	(20,211)	(3,711)	(58,705)	(19,601)
Add: Spirit rental revenue (4)	—	—	—	48,560
Revenue from unconsolidated entities (5)	25,402	26,901	108,979	88,615
Revenue attributable to noncontrolling interests (6)	(12,076)	(10,347)	(44,463)	(39,081)
Same Store Rental Revenue	$1,147,271	$1,134,333	$4,575,914	$4,518,514
(1)For purposes of comparability, Same Store Rental Revenue is presented on a constant currency basis using the applicable exchange rate as of December 31, 2025.
(2)Please see the Glossary for our definitions of Same Store Pool and Same Store Rental Revenue.
(3)"Other excluded revenue" primarily consists of reimbursements related to lease termination fees and other settlement income.
(4)Amounts for the year ended December 31, 2024 represent rental revenue from Spirit properties, which were not included in our financial statements prior to the close of the merger with Spirit on January 23, 2024.
(5)Represents our pro-rata share of rental revenue from properties owned by unconsolidated joint ventures.
(6)Represents the portion of rental revenue attributable to noncontrolling interest based on their pro-rata ownership.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Real estate held for investment, at cost:
Land	$18,368,029	$17,320,520
Buildings and improvements	43,824,410	40,974,535
Total real estate held for investment, at cost	62,192,439	58,295,055
Less accumulated depreciation and amortization	(8,778,536)	(7,381,083)
Real estate held for investment, net	53,413,903	50,913,972
Real estate and lease intangibles held for sale, net	91,784	94,979
Cash and cash equivalents	434,842	444,962
Accounts receivable, net	1,053,487	877,668
Lease intangible assets, net	5,717,241	6,322,992
Goodwill	4,932,199	4,932,199
Investment in unconsolidated entities	1,256,456	1,229,699
Other assets, net	5,895,700	4,018,568
Total assets	$72,795,612	$68,835,039

LIABILITIES AND EQUITY
Distributions payable	$255,171	$238,045
Accounts payable and accrued expenses	1,060,969	759,416
Lease intangible liabilities, net	1,493,958	1,635,770
Other liabilities	1,066,809	923,128
Revolving credit facilities and commercial paper	2,023,414	1,130,201
Term loans, net	1,701,615	2,358,417
Mortgages payable, net	37,761	80,784
Notes payable, net	25,031,947	22,657,592
Total liabilities	$32,671,644	$29,783,353
Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 933,975 and 891,511 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	$49,861,660	$47,451,068
Distributions in excess of net income	(10,527,984)	(8,648,559)
Accumulated other comprehensive income	105,019	38,229
Total stockholders’ equity	$39,438,695	$38,840,738
Noncontrolling interests	685,273	210,948
Total equity	$40,123,968	$39,051,686
Total liabilities and equity	$72,795,612	$68,835,039

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss and merger, transaction, and other costs, net. We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) provisions for impairment, (v) merger, transaction, and other costs, net, (vi) gain on sales of real estate, (vii) foreign currency and derivative gain and loss, net, and (viii) our proportionate share of adjustments from unconsolidated entities and consolidated entities with noncontrolling interests. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operating performance of business activities prior to servicing debt obligations. Management also believes the use of an Annualized Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our Annualized Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Free Cash Flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less certain capital expenditures, dividends paid, merger, transaction, and other costs, net, and changes in net working capital. The Company updated its definition of Adjusted Free Cash Flow in the first quarter 2025 and all periods were recast to reflect the change. We believe adjusted free cash flow to be a useful liquidity measure for us and our investors by helping to evaluate our ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, adjusted free cash flow reflects our ability to grow our business through investments and acquisitions, as well as our ability to return cash to shareholders through dividends. Adjusted free cash flow is not considered under generally accepted accounting principles to be a primary measure of an entity’s residual cash flow available for discretionary spending, and accordingly should not be considered an alternative to operating income, net income, or amounts shown in our consolidated statements of cash flows.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by multiplying Adjusted EBITDAre for the applicable quarter by four.
Annualized Base Rent is the monthly cash base rent for all leases in place as of the end of the period, multiplied by 12, excluding percentage rent. This methodology produces an annualized amount as of a point in time but does not take into consideration future (i) scheduled rent increase, (ii) leasing activity, or (iii) lease expirations, and it excludes properties that were no longer owned and includes the annualized rent from properties acquired during the quarter.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Annualized Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, adjusted to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter, and adjusted for our pro-rata share. Our calculation includes all adjustments consistent with the requirements to present Annualized Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X.
Cash Income represents expected rent for real estate acquisitions as well as rent to be received upon completion of the properties under development. For unconsolidated entities and consolidated entities with noncontrolling interests, this represents our pro-rata share of the cash income. For loans receivable and preferred equity investments, this represents earned interest income and preferred dividend income, respectively.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as Cash Income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of Cash Income from unconsolidated joint ventures and consolidated entities with noncontrolling interests. Initial weighted average cash yield for loans receivable and preferred equity investments is computed using the Cash Income for the first twelve months following the acquisition date, divided by the total cost of the investment.
Investment Grade Clients are our clients, our clients that are subsidiaries or affiliates of companies, and credit investments secured with a real estate property leased to a tenant, that as of the balance sheet date, have a credit rating of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

GLOSSARY (Continued)
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt, excluding deferred financing costs and net discounts, less cash and cash equivalents, at our pro-rata share), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt, excluding deferred financing costs and net discounts, less cash and cash equivalents, at our pro-rata share), divided by Annualized Pro Forma Adjusted EBITDAre.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger, transaction, and other costs, net.
Pro-Rata Share represents our proportionate economic ownership of our joint ventures, which is derived by applying our economic ownership percentage of each such joint venture to calculate our proportionate share of the relevant line item information being presented as of the end of the applicable period being presented, and aggregating that information for all such joint ventures. We believe this form of presentation offers insights into the financial performance and condition of our company as a whole, given the significance of our joint ventures that are accounted for either under the equity method or consolidated with the third parties' share included in noncontrolling interest, although the presentation of such information may not accurately depict the legal and economic implications of holding a noncontrolling interest in the joint venture. We do not control the unconsolidated joint ventures in which we are invested for purposes of GAAP and do not represent legal claim to such items.
The operating agreements of the joint ventures may contain provisions that would cause us to receive a different economic percentage of distributions from the joint venture under certain circumstances, such as the amount of capital contributed by each investor and whether any contributions are entitled to priority distributions. Similarly, upon a liquidation of any such joint venture, subject to the applicable terms of the operating agreement of such joint venture, we generally would be entitled to the applicable percentage of residual cash or other assets that remain only after repayment of all liabilities, priority distributions, and initial equity contributions. In addition, the economic interests in any joint venture may be different than our other legal interests or rights in such joint venture.
We provide pro-rata financial information because we believe it assists investors and analysts in estimating our economic interest in our joint ventures when read in conjunction with our reported results under GAAP. Other companies may calculate their proportionate interest differently than we do, limiting the usefulness as a comparative measure. Due to these limitations, the non-GAAP pro-rata financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue. We present same store rental revenue on a pro-rata basis to account for our share of same store rental revenue related to unconsolidated and consolidated joint ventures. For purposes of comparability, we calculate our pro-rata share using our ownership percentage as of December 31, 2025 to same store rental revenue throughout the three months and year ended periods in both 2024 and 2025.